Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No.2 to the Registration Statement on Form F-3 (File No. 333-188261) and related Prospectus Supplement of CNOOC Limited in connection with the sale of Guaranteed Debt Securities by CNOOC Finance (2015) Australia Pty Ltd and CNOOC Finance (2015) U.S.A. LLC unconditionally and irrevocably guaranteed by CNOOC Limited and to the incorporation by reference therein of our report dated March 22, 2013, with respect to the consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the year ended December 31, 2012 of CNOOC Limited included in its Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

By:	/s/ Ernst & Young
Certified Public Accountants Hong Kong April 27, 2015